CONTACTS
For: Brian S. Block (212) 415-6500 EVP & Chief Financial Officer	FOR IMMEDIATE RELEASE
American Realty Capital
bblock@arlcap.com

From: Tony DeFazio (484) 532-7783
DeFazio Communications, LLC
tony@defaziocommunications.com

American Realty Capital Trust III Closes First Acquisition and Resets Accrual Date for Distributions

New York, NY, October 3, 2011 - American Realty Capital Trust III, Inc. (“ARCT III” or the “Company”) announced today that it had completed on September 27, 2011, its first real property acquisition.  The Company purchased one free-standing, fee simple, build-to-suit freight distribution facility located in Butte, Montana and leased to FedEx Freight, Inc.  The purchase price was approximately $8.9 million, exclusive of closing costs.  The Company funded the acquisition of the property with proceeds from the sale of its common stock.

The property is 100% leased to FedEx Freight, Inc., a subsidiary of FedEx Corporation (NYSE: “FDX”).  FedEx Corporation has guaranteed the tenant’s obligations under the lease.  The property contains 45,826 rentable square feet.  The lease has a 15-year term and contains two renewal options of five years each.

"This acquisition points up our continuing ability to buy on a basis that is accretive to our 6.60% distribution, and to acquire efficiently assets within our investment strategy,” offered Nicholas S. Schorsch, Chairman and CEO of ARCT III.

The Company also announced that on September 23, 2011, its board of directors reaffirmed a distribution equal to a 6.60% annualized rate based on the common stock price of $10 per share.  The board of directors also approved a change to the timing of when such distributions will accrue with distributions beginning to accrue immediately upon completion of the Company’s initial property acquisition.  The first property purchase occurred on September 27, 2011, as described immediately above.  The distributions will be payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month.  The dividend will be calculated based on stockholders of record each day during the applicable period at a rate of $0.00180821918 per day.

American Realty Capital Trust III, Inc. is a publicly registered, non-traded real estate investment program that has commenced its initial public offering of up to 150.0 million shares of common stock, at a purchase price of $10 per share, for an aggregate offering amount of up to $1.5 billion.  The Company intends to use the proceeds from the offering to acquire properties that are single tenant, long-term net leased to investment-grade and creditworthy tenants. The Company is offering the shares of common stock on a reasonable best efforts basis through its affiliate, Realty Capital Securities, LLC, the dealer manager of the offering.

A registration statement relating to the offering of these securities has been filed with the U.S. Securities and Exchange Commission and declared effective.  The offering will be made only by means of a prospectus.  Copies of the prospectus for the offering may be obtained by contacting:  Realty Capital Securities, LLC, Three Copley Place, Suite 3300, Boston, MA 02116, Tel: 1-877-373-3522.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to the following risks: The failure to qualify or maintain the requirements to be taxed as a REIT would reduce the amount of income available for distribution and limit the Company’s ability to make distributions to its stockholders.  No public market initially exists for the Company’s shares of common stock, and one may never exist for this or any other such type of real estate program. Securities are being offered on a best efforts basis.  These are speculative securities and as such involve a high degree of risk.  There are substantial conflicts among an offering and its sponsor, advisor, dealer manager and property manager.  There is no assurance that the value of the real estate will be sufficient to return any portion of investors' original capital.  Operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market and we cannot assure you that there will be growth in the value of the properties.

To arrange interviews with executives of American Realty Capital Trust III, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com ..